Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Absci Corporation for the sale of common stock, preferred stock, debt securities, warrants or units and to the incorporation by reference therein of our report dated March 24, 2026, with respect to the consolidated financial statements of Absci Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 12, 2026